Exhibit 99.1

Rally Software Names Dan Patton as Executive Vice President of Global Sales

Leading Agile Provider Strengthens Executive Team with the Addition of Former Savvis and Amazon Web Services Sales Leader

Boulder, Colo., June 6, 2013 — Rally® (NYSE: RALY), a leading global provider of cloud-based solutions for managing Agile software development, today named Dan Patton its Executive Vice President of Global Sales. In this role, Dan will lead Rally’s global sales organization, including expansion into Europe, Middle East and Africa (EMEA) and Asia-Pacific (APAC).

“Dan has a unique background that combines deep experience scaling a global sales organization, a wealth of successful expansions into new international markets, and hands-on software development beginning very early in his career. We’re thrilled to have him join the team and we’re highly confident he’ll help us achieve our long-term growth goals selling to our worldwide customer base,” said Tim Miller, CEO of Rally. “As our Rally team knows, ensuring that we respect Rally’s award-winning culture is always one of my top priorities, and I believe Dan will be a true servant leader that lives up to Rally’s core values.”

Dan brings to Rally more than 20 years of sales leadership experience in the technology space. Most recently, he served as Vice President and General Manager of Cloud Services at Savvis, a provider of industry-leading IT infrastructure solutions, where he held P&L responsibility for their cloud business unit and led Savvis’ international expansion into EMEA and APAC. Prior to Savvis, Dan was Americas Sales Leader for Amazon Web Services. In that role, he designed and implemented a global sales model and developed go-to-market strategies for various market segments, industries and geographies, including South America and Japan. Prior to that, Dan was a senior sales leader at IBM and Rational Software, where he managed hundreds of sales reps across the US, Canada, Ireland, Australia, Japan, China, and Malaysia. He also held a variety of sales, business development and engineering positions at Network Commerce and Boeing. Dan holds a master of science in engineering from the University of Washington, and a bachelor of science in engineering from Walla Walla College.

Dan replaces Don Hazell, who has led Rally’s sales team for the last 34 quarters. Don will shift to a new position as Rally’s Executive Vice President of Strategic Accounts, reporting to Dan.

“Don has been with Rally for 10 years, first as an advisor and angel investor and then as our EVP of Worldwide Sales,” said Tim. “We’re excited that Don will continue at Rally, and help us effect a smooth transition of leadership as Dan takes the helm.”

About Rally

Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. The Rally Agile application lifecycle management (ALM) platform transforms the way organizations manage the software development lifecycle by closely aligning software development and strategic business objectives, facilitating collaboration, increasing transparency and automating manual processes. Companies use Rally to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly changing customer needs and competitive dynamics.

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Rally, the Rally logo, and Rally Software Development are trademarks of Rally Software Development Corp. Third-party trademarks are the property of their respective owners.

Media Contact:

Lindsay Hyman

Allison+Partners

202-223-9260

rally@allisonpr.com